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                                                                    Exhibit 99.2


NEWS RELEASE


EDITORIAL CONTACTS:

Steve Shevick
Synopsys, Inc.
650-584-4880
shevick@synopsys.com


                   SYNOPSYS ANNOUNCES STOCK REPURCHASE PROGRAM

     February 17, 2000 - Synopsys, Inc. today announced that its Board of Directors authorized a stock repurchase program under which Synopsys common stock with a market value up to $200 million may be acquired in the open market.

Under the program, share purchases may be made in the open market at prevailing prices beginning immediately and ending at the end of calendar year 2000.

The purchases would be funded from available working capital. The repurchased shares may be used for stock issuances arising from the Company's employee stock option and purchase plans and from acquisitions, or for other purposes.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a leading supplier of electronic design automation (EDA) solutions to the global electronics market. The company provides comprehensive design technologies to creators of advanced integrated circuits, electronic systems and systems on a chip. Synopsys also provides consulting services and support to its customers to streamline the overall design process and accelerate time-to-market. Additional information about Synopsys is available at http://www.synopsys.com

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Synopsys is a registered trademark. All other trademarks mentioned in this release are the intellectual property of their respective owners.